Exhibit 99.1

           Frederick County Bank Announces Two Future Branch Locations

    FREDERICK, Md., Dec. 10 /PRNewswire-FirstCall/ -- Martin S. Lapera, President and Chief Executive Officer of Frederick County Bank, announced today that two sites have been approved, in Walkersville and on Crestwood Boulevard, for future Frederick County Bank branch offices.
    "We are very pleased to announce that the site plans have been approved for the Bank's two new branch locations. While keeping to our business plan, we certainly have listened to our current and future customers' requests for greater branch banking convenience. Having reached a solid position of profitability and financial strength, it was time to move forward to expand our branch network. These locations make a lot of sense geographically and will help create customer convenience and access in areas of Frederick where we believe there is great demand for true community banking. We expect the new branches to be open in late 2005," said Mr. Lapera.
    Signage is being installed to mark the future branch locations at 200 Commerce Drive in Walkersville and at 6910 Crestwood Boulevard (adjacent to the Crestwood Village Shopping Center).

    Frederick County Bank is a wholly-owned subsidiary of Frederick County Bancorp, Inc. (OTC Bulletin Board: FCBI) and has branch offices at 30 West Patrick Street (Patrick Financial Center) and 1595 Opossumtown Pike. For further information about either this announcement or Frederick County Bank, please call 301-620-1400, or visit the Bank's website, http://www.frederickcountybank.com.

SOURCE  Frederick County Bank
    -0-                             12/10/2004
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bank, +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com /
    (FCBI)

CO:  Frederick County Bank
ST:  Maryland
IN:  FIN OTC
SU: